Exhibit 99.1

News Release	Koppers Holdings Inc. 436 Seventh Avenue Pittsburgh, PA 15219-1800 Tel 412-227-2001 www.koppers.com

FOR IMMEDIATE RELEASE

For Information:	Leroy M. Ball, Vice President and Chief Financial Officer
412-227-2118
BallLM@koppers.com

Koppers Holdings Inc. Reports Fourth Quarter 2011 Results

Sales increase 25% for quarter

Pitch volumes increase 34% over prior year quarter as demand remains strong

Railroad sales increase 14% over prior year quarter

Closing and related charges amount to $41 million for carbon black plant

PITTSBURGH, February 16, 2012 – Koppers Holdings Inc. (NYSE: KOP) today announced results for its fiscal 2011 fourth quarter.

Consolidated sales of $385.2 million for the fourth quarter of 2011 were 25%, or $77.4 million higher than sales in the prior year quarter. Sales for Carbon Materials and Chemicals (CM&C) totaling $258.0 million increased by 32%, or $62.5 million over the prior year quarter while sales for Railroad and Utility Products (R&UP) of $127.2 million increased by 13%, or $14.9 million over the prior year quarter. The increase in sales in CM&C was due primarily to higher sales volumes and prices for carbon pitch. R&UP sales increased due mainly to higher sales volumes for commercial crossties and incremental sales of rail joint bar products.

The net loss attributable to Koppers for the quarter ended December 31, 2011, was $14.2 million, or $0.69 per diluted share as compared to net income attributable to Koppers of $5.1 million, or $0.25 per diluted share in the fourth quarter of 2010. The reductions in net income attributable to Koppers and diluted earnings per share for the fourth quarter of 2011 were due to costs related to the closure of the company’s carbon black facility in Australia. Adjusted net income and adjusted earnings per share for the quarter ended December 31, 2011, were $8.0 million and $0.37 per share compared to $7.9 million and $0.38 per share in the prior year quarter after excluding $22.2 million and $2.8 million of after-tax charges in the fourth quarters of 2011 and 2010, respectively. Adjusted net income and adjusted earnings per share for the quarter ended December 31, 2011, were negatively affected by $1.5 million due to an increase in our effective tax rate for the year as a result of an unfavorable geographic mix of earnings. In addition, the fourth quarter of 2011 was negatively impacted by a $1.5 million operating loss for the carbon black business in Australia compared to an operating profit of $0.6 million in the fourth quarter of 2010.

Adjusted EBITDA for the quarter ended December 31, 2011, was $29.7 million compared to $26.6 million in the fourth quarter of 2010, led by higher volumes and prices for carbon pitch and higher prices for phthalic anhydride, as well as higher volumes and prices for commercial crossties and higher volumes of borate treated crossties partially offset by higher raw material and selling, general and administrative costs compared to the prior year period.

Consolidated sales of $1.5 billion for the twelve months ended December 31, 2011, were 24%, or $293.4 million higher than sales in the prior year period. Sales for CM&C increased by 28%, or $220.2 million over the prior year period while sales for R&UP increased 16%, or $73.2 million. The increase in sales in CM&C was due to higher volumes and prices for carbon pitch and carbon black feedstock and higher prices for phthalic anhydride. Additionally, foreign currency translation added $48.5 million to sales in 2011 compared to 2010. Sales for R&UP increased due mainly to higher volumes and prices for commercial crossties, higher volumes for untreated crossties, and incremental sales from the rail joint bars business acquired in December 2010.

Net income attributable to Koppers and diluted earnings per share for the twelve months ended December 31, 2011, were $36.9 million and $1.77 per share, respectively as compared to net income attributable to Koppers of $44.1 million and $2.13 per diluted share for 2010. Adjusted net income and adjusted earnings per share were $58.3 million and $2.80 per share for the twelve months ended December 31, 2011, compared to $48.0 million and $2.32 per share for the same period in 2010 after excluding $21.4 million and $3.7 million of after-tax charges for 2011 and 2010, respectively. The increases in adjusted net income and adjusted earnings per share in 2011 were due to the acquisition in The Netherlands, higher prices for phthalic anhydride and carbon black feedstock, and higher volumes and prices for crossties sold to commercial customers partially offset by higher raw material and selling, general and administrative costs.

Adjusted EBITDA for the twelve months ended December 31, 2011, was $148.4 million compared to $131.9 million for the twelve months ended December 31, 2010, after excluding $19.9 million of net charges in 2011 and $2.9 million of net charges in 2010.

Commenting on the results, Walter W. Turner, president and CEO of Koppers, said, “In comparison to 2010, we achieved a record sales year of $1.5 billion and increased our adjusted net income by 21%. Product demand increased significantly in both business segments which drove our record sales and increased profitability. However, it was a challenging year due to the performance decline of our Australian carbon black business and also from a margin perspective with the lag in our ability to increase prices in order to recover the continued rise in our raw material costs. In light of our ability to overcome those issues, I am pleased with the company’s results.”

“Looking ahead to 2012, we expect the upward trend of our global product demand to continue in both business segments and expect our financial results to improve compared to the prior year. We do see certain volatility in the European region, but as we move forward through 2012, we believe we can successfully navigate through this issue.”

Restructuring charges for carbon black plant

As previously announced, the company began the process of closing its carbon black facility in Australia in December due to a number of factors including deteriorating operating conditions, raw material availability and cost, and competition in export markets due to the strength of the Australian dollar. As a result, during the fourth quarter the company recognized a pre-tax non-cash impairment loss of $20.2 million which was approximately $1.8 million lower than the previously announced estimate. Also in the fourth quarter, we recognized approximately $20.8 million of charges related to closing the facility, which was approximately $2.8 million higher than the high end of the range of the previously announced estimate due mainly to a higher than anticipated non-cash write-down of spare parts inventory.

The following reconciliations are attached to this press release: Unaudited Reconciliation of Net Income Attributable to Koppers and Adjusted Net Income; Unaudited Reconciliation of Diluted Earnings Per Share and Adjusted Earnings Per Share; and Unaudited Reconciliation of Net Income to EBITDA and Adjusted EBITDA.

Investor Conference Call and Web Simulcast

Koppers management will conduct a conference call this morning, February 16, 2012, beginning at 11:00 a.m. EST to discuss the company’s performance. Interested parties may access the live audio broadcast by dialing (877) 941 9205 in the US/Canada or +1 (480) 629 9692 for International, Conference ID number 4506798. Investors are requested to access the call at least five minutes before the scheduled start time in order to complete a brief registration. An audio replay will be available approximately two hours after the call’s completion at (800) 406 7325 or +1 (303) 590 3030, Conference ID number 4506798. The recording will be available for replay through March 1, 2012.

The live broadcast of Koppers conference call will be available online: http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=194019&eventID=4702738. (Due to the length of this URL, it may be necessary to copy and paste this hyperlink into your Internet browser’s URL address field.)

If you are unable to participate during the live webcast, the call will be archived on www.koppers.com, www.streetevents.com and www.earnings.com shortly after the live call and continuing through March 1, 2012.

About Koppers

Koppers, with corporate headquarters and a research center in Pittsburgh, Pennsylvania, is a global integrated producer of carbon compounds and treated wood products. Including its joint ventures, Koppers operates facilities in the United States, United Kingdom, Denmark, The Netherlands, Australia and China. The stock of Koppers Holdings Inc. is publicly traded on the New York Stock Exchange under the symbol “KOP”. For more information, visit us on the Web: www.koppers.com. Questions concerning investor relations should be directed to Leroy M. Ball at 412 227 2118 or Michael W. Snyder at 412 227 2131.

Safe Harbor Statement

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and may include, but are not limited to, statements about sales levels, restructuring, declines in the value of Koppers assets and the effect of any resulting impairment charges, profitability and anticipated expenses and cash outflows. All forward-looking statements involve risks and uncertainties. All statements contained herein that are not clearly historical in nature are forward-looking, and words such as “believe,” “anticipate,” “expect,” “estimate,” “may,” “will,” “should,” “continue,” “plans,” “potential”, “intends,” “likely,” or other similar words or phrases are generally intended to identify forward-looking statements. Any forward-looking statement contained herein, in other press releases, written statements or other documents filed with the Securities and Exchange Commission, or in Koppers communications with and discussions with investors and analysts in the normal course of business through meetings, phone calls and conference calls, regarding expectations with respect to sales, earnings, cash flows, operating efficiencies, product introduction or expansion, the benefits of acquisitions and divestitures or other matters as well as financings and repurchases of debt or equity securities, are subject to known and unknown risks, uncertainties and contingencies. Many of these risks, uncertainties and contingencies are beyond our control, and may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. Factors that might affect such forward-looking statements, include, among other things, general economic and business conditions, demand for Koppers goods and services, competitive conditions, interest rate and foreign currency rate fluctuations, availability of key raw materials and unfavorable resolution of claims against us, as well as those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Koppers, particularly our latest annual report on Form 10-K and quarterly report on Form 10-Q. Any forward-looking statements in this release speak only as of the date of this release, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after that date or to reflect the occurrence of unanticipated events.

Koppers Holdings Inc.

Unaudited Consolidated Statement of Income

(Dollars in millions, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010

Net sales	$385.2	$307.8	$1,538.9	$1,245.5
Cost of sales (excluding items below)	357.5	268.7	1,335.9	1,055.1
Depreciation and amortization	28.0	7.7	48.8	28.1
Selling, general and administrative expenses	18.9	15.5	75.2	63.3

Operating profit (loss)	(19.2)	15.9	79.0	99.0
Other income	0.1	0.1	0.7	1.9
Interest expense	6.9	6.7	27.2	27.1

Income (loss) before income taxes	(26.0)	9.3	52.5	73.8
Income taxes	(12.0)	4.1	14.9	29.1

Income (loss) from continuing operations	(14.0)	5.2	37.6	44.7
Loss on sale of discontinued operations, net of tax	—	—	—	(0.2)

Net income (loss)	(14.0)	5.2	37.6	44.5
Net income attributable to noncontrolling interests	0.2	0.1	0.7	0.4

Net income (loss) attributable to Koppers	$(14.2)	$5.1	$36.9	$44.1

Earnings (loss) per common share:
Basic-
Continuing operations	(0.69)	$0.25	$1.79	$2.15
Discontinued operations	—	—	—	(0.01)

Earnings (loss) per basic common share	$(0.69)	$0.25	$1.79	$2.14

Diluted-
Continuing operations	$(0.69)	$0.25	$1.77	$2.14
Discontinued operations	—	—	—	(0.01)

Earnings (loss) per basic common share	$(0.69)	$0.25	$1.77	$2.13

Weighted average shares outstanding (in thousands):
Basic	20,603	20,566	20,599	20,543
Diluted	20,603	20,648	20,833	20,676
Dividends declared per common share	$0.22	$0.22	$0.88	$0.88

Koppers Holdings Inc.

Unaudited Condensed Consolidated Balance Sheet

(Dollars in millions, except per share amounts)

	December 31, 2011	December 31, 2010
Assets
Cash and cash equivalents	$54.1	$35.3
Accounts receivable, net of allowance of $0.8 and $0.5	160.9	128.9
Income tax receivable	10.6	11.9
Inventories, net	159.0	165.4
Deferred tax assets	9.3	5.9
Other current assets	21.8	23.0

Total current assets	415.7	370.4
Equity in non-consolidated investments	4.9	4.7
Property, plant and equipment, net	155.6	168.2
Goodwill	72.1	72.1
Deferred tax assets	44.3	26.1
Loan to related party	11.7	—
Other assets	26.4	27.7

Total assets	$730.7	$669.2

Liabilities
Accounts payable	$102.1	$87.9
Accrued liabilities	63.1	55.4
Dividends payable	5.2	5.1
Short-term debt and current portion of long-term debt	—	1.0

Total current liabilities	170.4	149.4
Long-term debt	302.1	295.4
Other long-term liabilities	151.0	124.5

Total liabilities	623.5	569.3
Commitments and contingent liabilities

Equity
Senior Convertible Preferred Stock, $0.01 par value per share; 10,000,000 shares authorized; no shares issued	—	—
Common Stock, $0.01 par value per share; 40,000,000 shares authorized; 21,309,210 and 21,278,480 shares issued	0.2	0.2
Additional paid-in capital	142.9	137.0
Retained earnings (deficit)	6.7	(11.7)
Accumulated other comprehensive loss	(30.2)	(12.3)
Treasury stock, at cost; 706,161 and 700,203 shares	(24.8)	(24.5)

Total Koppers shareholders’ equity	94.8	88.7

Noncontrolling interests	12.4	11.2

Total equity	$107.2	$99.9

Total liabilities and equity	$730.7	$669.2

Koppers Holdings Inc.

Unaudited Condensed Consolidated Statement of Cash Flows

(Dollars in millions)

	Twelve Months Ended December 31, 2011	Twelve Months Ended December 31, 2010

Cash provided by (used in) operating activities:
Net income	$37.6	$44.5
Adjustments to reconcile net cash provided by operating activities:
Depreciation and amortization	48.8	28.1
Gain on sale of fixed assets	(0.2)	(1.0)
Deferred income taxes	(11.3)	5.0
Non-cash interest expense	1.6	1.7
Equity income, net of dividends received	(0.2)	—
Change in other liabilities	4.0	(2.5)
Stock-based compensation	5.3	3.3
Other	(3.0)	0.8
(Increase) decrease in working capital:
Accounts receivable	(33.2)	(19.1)
Inventories	5.1	8.2
Accounts payable	15.3	9.7
Accrued liabilities and other working capital	7.1	26.6

Net cash provided by operating activities	$76.9	$105.3

Cash provided by (used in) investing activities:
Capital expenditures	$(33.2)	$(29.9)
Acquisitions, net of cash acquired	(0.6)	$(35.5)
Loan to related party	(11.7)	$—)
Net cash proceeds from divestitures and asset sales	0.8	2.0

Net cash used in investing activities	$(44.7)	$(63.4)

Cash provided by (used in) financing activities:
Borrowings of revolving credit	$218.0	$152.1
Repayments of revolving credit	(211.6)	(192.1)
Repayments on long-term debt	(1.0)	(0.2)
Issuances of Common Stock	0.2	0.1
Repurchases of Common Stock	(0.2)	(0.9)
Excess tax benefit from employee stock plans	—	0.2
Payment of deferred financing costs	(0.5)	(0.4)
Dividends paid	(18.2)	(23.1)

Net cash used in financing activities	$(13.3)	$(64.3)

Effect of exchange rate changes on cash	(0.1)	(0.7)

Net increase (decrease) in cash and cash equivalents	$18.8	$(23.1)

Cash and cash equivalents at beginning of year	35.3	58.4

Cash and cash equivalents at end of year	$54.1	$35.3

Unaudited Segment Information

The following tables set forth certain sales and operating data, net of all intersegment transactions, for the company’s businesses for the periods indicated.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
	(Dollars in millions)
Net sales:
Carbon Materials & Chemicals	$258.0	$195.5	$1,015.8	$795.6
Railroad & Utility Products	127.2	112.3	523.1	449.9

Total	$385.2	$307.8	$1,538.9	$1,245.5

Operating profit:
Carbon Materials & Chemicals	$(23.6)	$19.4	$45.4	$77.6
Railroad & Utility Products	4.6	(3.3)	34.8	23.0
Corporate	(0.2)	(0.2)	(1.2)	(1.6)

Total	$(19.2)	$15.9	$79.0	$99.0
Operating margin:
Carbon Materials & Chemicals	(9.1)%	9.9%	4.5%	9.8%
Railroad & Utility Products	3.6%	(2.9)%	6.7%	5.1%

Total	(5.0)%	5.2%	5.1%	7.9%
Adjusted operating profit (1):
Carbon Materials & Chemicals	$17.4	$17.3	$85.5	$77.1
Railroad & Utility Products	4.6	3.4	34.8	29.7
All Other	(0.2)	(0.2)	(1.2)	(1.6)

Total	$21.8	$20.5	$119.1	$105.2
Adjusted operating margin:
Carbon Materials & Chemicals	6.7%	8.8%	8.4%	9.7%
Railroad & Utility Products	3.6%	3.0%	6.7%	6.6%

Total	5.7%	6.7%	7.7%	8.4%

(1)	Cost of sales for CM&C for the three and twelve months ended December 31, 2011 includes $20.8 million of closing charges related to the Company’s carbon black plant in Australia, and cost of sales for CM&C for the twelve months ended December 31, 2011 includes a gain of $0.9 million for the licensing of certain technology in China. Depreciation and amortization for CM&C for the three and twelve months ended December 31, 2011 includes $20.2 million of impairment charges for the Company’s carbon black facility in Australia. Cost of sales for CM&C for the three and twelve months ended December 31, 2010 includes a gain of $2.1 million for a legal settlement. Cost of sales for R&UP for the three and twelve months ended December 31, 2010 includes $0.5 million of impairment related costs for a wood treating plant in the United States, $1.5 million of non-cash expense related to the Portec acquisition, and $3.0 million for a legal settlement. Depreciation and amortization for R&UP for the three and twelve months ended December 31, 2010 includes $1.7 million of impairment charges for a wood treating plant in the United States. S,G&A for CM&C for the twelve months ended December 31, 2010 includes $1.6 million of expensed acquisition costs. These amounts have been excluded for purposes of calculating adjusted operating profit.

Koppers believes that adjusted net income, adjusted operating profit and adjusted EBITDA provide information useful to investors in understanding the underlying operational performance of the company, its business and performance trends and facilitates comparisons between periods and with other corporations in similar industries. The exclusion of certain items permits evaluation and a comparison of results for ongoing

8

business operations, and it is on this basis that Koppers management internally assesses the company’s performance.

Although Koppers believes that these non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP basis financial measures.

UNAUDITED RECONCILIATION OF NET INCOME ATTRIBUTABLE TO KOPPERS AND ADJUSTED NET INCOME

(In millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Net income (loss) attributable to Koppers	$(14.2)	$5.1	$36.9	$44.1

Items impacting pre-tax income (1)
Impairment and closure costs	41.0	2.2	41.0	2.2
Portec acquisition impact	—	1.5	—	1.5
Legal settlements	—	0.9	—	0.9
Gain on sale of Thornton	—	—	—	(1.6)
Acquisition costs expensed (not deductible)	—	—	—	1.6
Sale of technology	—	—	(0.9)	—

Total items above impacting pre-tax income	41.0	4.6	40.1	4.6
Items impacting net income, net of tax benefit	18.7	2.8	17.9	3.7
Income tax provision for European consolidation	3.5	—	3.5	—

Adjusted net income including discontinued operations	$8.0	$7.9	$58.3	$47.8
Discontinued operations	—	—	—	0.2

Adjusted net income	$8.0	$7.9	$58.3	$48.0

(1)	Cost of sales for CM&C for the three and twelve months ended December 31, 2011 includes $20.8 million of closing charges related to the Company’s carbon black plant in Australia, and cost of sales for CM&C for the twelve months ended December 31, 2011 includes a gain of $0.9 million for the licensing of certain technology in China. Depreciation and amortization for CM&C for the three and twelve months ended December 31, 2011 includes $20.2 million of impairment charges for the Company’s carbon black facility in Australia. Income taxes for the three and twelve months ended December 31, 2011 includes $3.5 million of expense related to the Company’s European consolidation project. Cost of sales for CM&C for the three and twelve months ended December 31, 2010 includes a gain of $2.1 million for a legal settlement. Cost of sales for R&UP for the three and twelve months ended December 31, 2010 includes $0.5 million of impairment related costs for a wood treating plant in the United States, $1.5 million of non-cash expense related to the Portec acquisition, and $3.0 million for a legal settlement. Depreciation and amortization for R&UP for the three and twelve months ended December 31, 2010 includes $1.7 million of impairment charges for a wood treating plant in the United States. S,G&A for CM&C for the twelve months ended December 31, 2010 includes $1.6 million of expensed acquisition costs, and Other Income for R&UP for the twelve months ended December 31, 2010 includes $1.6 million for the gain on sale of the Company’s wood treating facility in Thornton, NSW, Australia. These amounts have been excluded for purposes of calculating adjusted net income.

UNAUDITED RECONCILIATION OF DILUTED EARNINGS PER SHARE AND

ADJUSTED EARNINGS PER SHARE

(In millions except share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Net income (loss) attributable to Koppers	$(14.2)	$5.1	$36.9	$44.1

Adjusted net income including discontinued operations (from above)	$8.0	$7.9	$58.3	$47.8

Adjusted net income (from above)	$8.0	$7.9	$58.3	$48.0

Denominator for diluted earnings per share (000s)	20,845	20,682	20,833	20,676

Earnings (loss) per share:
Diluted earnings (loss) per share	$(0.69)	$0.25	$1.77	$2.13
Adjusted earnings per share including discontinued operations	$0.37	$0.38	$2.80	$2.31
Adjusted earnings per share	$0.37	$0.38	$2.80	$2.32

UNAUDITED RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA

(In millions except share amounts)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2011	2010	2011	2010
Net income (loss)	$(14.0)	$5.2	$37.6	$44.5
Interest expense	6.9	6.7	27.2	27.1
Depreciation and amortization	28.0	7.7	48.8	28.1
Income tax provision	(12.0)	4.1	14.9	29.1
Discontinued operations	—	—	—	0.2

EBITDA with noncontrolling interests	8.9	23.7	128.5	129.0

Unusual items impacting net income (1)
Closure costs	20.8	0.5	20.8	0.5
Portec acquisition impact	—	1.5	—	1.5
Legal settlements	—	0.9	—	0.9
Gain on sale of Thornton	—	—	—	(1.6)
Acquisition costs expensed	—	—	—	1.6
Sale of technology	—	—	(0.9)	—

Adjusted EBITDA with noncontrolling interests	$29.7	$26.6	$148.4	$131.9

1)	Cost of sales for CM&C for the three and twelve months ended December 31, 2011 includes $20.8 million of closing charges related to the Company’s carbon black plant in Australia, and cost of sales for CM&C for the twelve months ended December 31, 2011 includes a gain of $0.9 million for the licensing of certain technology in China. Cost of sales for CM&C for the three and twelve months ended December 31, 2010 includes a gain of $2.1 million for a legal settlement. Cost of sales for R&UP for the three and twelve months ended December 31, 2010 includes $0.5 million of impairment related costs for a wood treating plant in the United States, $1.5 million of non-cash expense related to the Portec acquisition, and $3.0 million for a legal settlement. S,G&A for CM&C for the twelve months ended December 31, 2010 includes $1.6 million of expensed acquisition costs, and Other Income for R&UP for the twelve months ended December 31, 2010 includes $1.6 for the gain on sale of the Company’s wood treating facility in Thornton, NSW, Australia. These amounts have been excluded for purposes of calculating adjusted EBITDA.